Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.0150

CSP Inc. Reports second-Quarter Fiscal 2014 Financial Results

Announces Quarterly Dividend

BILLERICA, MA, May 14, 2014 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, today reported financial results for the second quarter of fiscal 2014 ended March 31, 2014.

The Company also announced that its board of directors has voted to pay its quarterly dividend of $0.11 per share to shareholders of record May 30, 2014 payable June 10, 2014.
Effective with the second-quarter financial results, the Company has renamed its reporting segments to more accurately and clearly reflect the operating businesses in those segments. The former “Systems” segment is now called the “High Performance Products & Solutions” segment. This segment includes the MultiComputer business as well as the newly acquired Myricom business. The new name now better describes the new product composition and the future direction of the segment following the integration of Myricom. The former “Service and Systems Integration” segment, which includes the Modcomp business, is now called “Information Technology Solutions segment (IT Solutions segment).”
Management Comments
“We continued to execute successfully on our growth strategy during what has historically been the seasonally weakest quarter of the year,” said President and Chief Executive Office Victor Dellovo.
“In the High Performance Products and Solutions segment, we recorded $800,000 in royalty revenue related to the E-2D. We have now received royalty revenues related to two planes thus far in FY 2014 and continue to expect to receive total royalty revenues related to five planes for the year. In addition, we completed the integration of our Myricom acquisition ahead of schedule, and we are pleased with the sales from that business in the second quarter. We look forward to capitalizing on the opportunities created by Myricom.”

“In our IT Solutions segment in Germany, we won two security-related projects with a large telecommunications customer. We also, as previously announced, signed our largest managed services contract to date. This new contract is a three-year multi-million dollar agreement to provide end-to-end 24x7 on-site managed security services to an international information technology services company. We continue to be encouraged by our progress in the managed services area and expect this effort to have a positive effect on our margins over the long term.”
“Going forward, we are looking forward to capitalizing on many exciting growth prospects,” said Dellovo. “In the High Performance Products and Solutions Segment, we see significant opportunities from the E-2D as production continues through fiscal year 2018 as well as from our Myricom acquisition. In the IT Solutions segment, our managed services revenues are growing and we also are making progress in cross selling our products and solutions across the segment’s geographic locations. We remain confident in our growth strategy and continue to expect to report a profitable fiscal 2014.”

Exhibit 99.1

Financial Results
For the second quarter of fiscal 2014, revenue was $20.9 million compared with $25.8 million in the year-ago quarter. For the six-month period, revenue was $42.2 million compared with $46.7 million in the six-month period of fiscal 2013. Foreign exchange had positive effects on revenue of $400,000 for the three-month period and $600,000 for the six-month period.

Gross margin for the second quarter was 24% for three month period compared to 22% for the prior-year. Gross margin for the six-month period increased to 23% from 21% in fiscal 2013 due to a greater mix of High Performance Products and Solutions products, which carry higher margins.

Net income for the second quarter was $167,000, or $0.05 per diluted share, compared with net income of $740,000, or $0.21 per diluted share, in the second quarter of fiscal 2013. Net income for the first six months of fiscal 2014 was $513,000, or $0.14 per diluted share, compared with $855,000, or $0.25 per diluted share, in the same period of fiscal 2013.

Cash and short-term investments decreased by $5.8 million from year-end fiscal 2013 primarily due to an increase in accounts receivable, which was largely the result of significant orders received from a major customer with 90-day payment terms. In addition, the Company paid $800,000 in dividends since year end fiscal 2013. CSP’s cash position may vary significantly from quarter to quarter due to the high working capital requirements needed to fund large projects at both its High Performance Products and Solutions and its IT Solutions segments.

Conference Call Details
CSP Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSP’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing (877) 407-5790 or (201) 689-8328. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSP’s website.

About CSP Inc.
Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market IT integration solutions and high-performance computer systems to meet the diverse requirements of our industrial, commercial, and defense customers worldwide.

CSP, Inc’s High Performance Products & Solutions segment includes the MultiComputer Division, which designs and manufactures commercial high-performance computer signal processing systems for a variety of complex real time applications in defense and commercial markets.  The company recently acquired Myricom, a pioneer in high performance computing interconnect technology. Founded in 1970, Modcomp, Inc. is part of CSPI’s Information Technology Solutions segment, and has offices in North American and Europe. Modcomp provides solutions and services for complex IT environments including disaster recovery, mobility, managed services, security, data center management, and collaboration. More information about CSP, Inc. is available at www.cspi.com.  To learn more about Myricom or Modcomp, Inc., please visit www.myricom.com and www.modcomp.com.

Safe Harbor

Exhibit 99.1

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, expectations that the Company will receive total royalty revenues related to five E-2D planes in FY 2014, growth prospects of Myricom, managed services and cross-selling opportunities, and that the company will be profitable in Fiscal 2014. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2014	September 30, 2012
Assets
Current assets:
Cash and short-term investments	$12,860	$18,619
Accounts receivable, net	22,418	13,529
Inventories	6,464	4,791
Other current assets	4,299	3,979
Total current assets	46,041	40,918
Property, equipment and improvements, net	1,491	1,420
Other assets	5,158	4,887
Total assets	$52,690	$47,225

Liabilities and Shareholders’ Equity
Current liabilities	20,461	15,125
Pension and retirement plans	8,690	8,660
Deferred Income Taxes	—	—
Non-current liabilities	424	405
Total Liabilities	29,575	24,190
Shareholders’ equity	23,115	23,035
Total liabilities and shareholders’ equity	$52,690	$47,225

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,		For the six months ended,
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Sales:
Product	$14,319	$19,537	$29,068	$34,842
Service	6,584	6,286	13,167	11,851
Total sales	20,903	25,823	42,235	46,693

Cost of Sales:
Product	11,639	15,676	24,222	28,900
Service	4,153	4,380	8,231	7,849
Amortization of inventory step-up and intangibles	29	—	167	—
Total cost of sales	15,821	20,056	32,620	36,749

Gross profit	5,082	5,767	9,615	9,944

Operating expenses:
Engineering and development	792	380	1,427	824
Selling, general & administrative	3,957	4,165	7,977	7,725
Total operating expenses	4,749	4,545	9,404	8,549

Bargain purchase gain on acquisition	—	—	462	—

Operating income (loss)	333	1,222	211	1,395

Other income (expense), net	(48)	(25)	(74)	34

Income (loss) before income taxes	285	1,197	599	1,429
Income tax expense (benefit)	118	457	86	574

Net income (loss)	$167	$740	$513	$855

Net income (loss) attributable to common stockholders	$161	$724	$495	$838

Income (loss) per share - basic	$0.05	$0.21	$0.14	$0.25
Weighted average shares outstanding - basic	3,446	3,375	3,439	3,369

Income (loss) per share - diluted	$0.05	$0.21	$0.14	$0.25
Weighted average shares outstanding - diluted	3,493	3,424	3,484	3,416